EXHIBIT 99.1

PRESS RELEASE

DATE:	CONTACT:
February 29, 2012	Courtney Degener 213-271-1600

CADIZ ADVANCES PLANS TO CONVERT 300 MILES OF NATURAL GAS PIPELINES FOR WATER CONVEYANCE
Lines exhibit strong potential for water distribution and storage

    Los Angeles -- Today Cadiz Inc. [NASDAQ: CDZI] (the “Company”) is pleased to update plans to purchase idle natural gas pipelines for conversion to water transmission, including a 220-mile pipeline owned by El Paso Natural Gas (“EPNG”) that originates south of Bakersfield, California and stretches into Cadiz, California, where the Company’s primary landholdings are located.  The conversion of the EPNG pipeline, which could link the State’s water distribution network to Cadiz in several locations, may benefit the Company’s projects and landholdings and would create new opportunities for the movement and storage of water in California.

    The Company entered into an option agreement with EPNG in September 2011. Feasibility assessments and technical analysis conducted since that time indicate that the 30-inch line has excellent potential to transport up to 30,000 acre-feet of water per year along the pipeline corridor across California’s Kern and San Bernardino Counties, areas of increasing long-term demand for water supplies, storage and water infrastructure improvements.  Evaluations of the EPNG line also indicate that the pipeline could be used as a method to bring water supplies from the California State Water Project to Cadiz for storage during Phase II of the Cadiz Valley Water Conservation, Recovery and Storage Project (the “Project“).  The potential use of the existing EPNG line for the Project is also being analyzed as part of the ongoing California Environmental Quality Act (“CEQA”) review process.  The Company is committed to ensuring that this new opportunity is consistent with its goal of safely and sustainably providing a reliable water supply to Southern California.

    Based on the strength of the feasibility assessments, the Company yesterday made a $1 million payment to EPNG to continue the term of the option agreement through March 2013. The extension provides the Company time to fully analyze opportunities for the pipeline through completion of the Project’s environmental review and permitting process. The purchase price of the line at the conclusion of the option period is $40 million.

    “The El Paso line is in place and can be readily converted to the safe movement of water without disturbing the environment,” said Cadiz President Scott Slater.  “By creating a potential connection between the California Aqueduct, the Cadiz Valley and the Colorado River Aqueduct, the Project can achieve vastly greater versatility with the ability to directly satisfy and store water supply for potential partners throughout the diverse region.”

    The Company is also currently exploring opportunities that are offered by a second smaller line owned by Questar Corporation (“Questar”). The 16-inch Questar line extends from the Palm Springs area to Long Beach, California and has the capacity to provide multiple short-term pick-up and delivery exchanges per year in increments of up to 10,000 acre-feet.  The use of this line upon conversion would be independent from the Project.   The conversion of the Questar pipeline would offer water providers along the route an ability to move water in areas that currently lack access to transportation infrastructure. The Company has an option agreement with Questar through December 31, 2012.  The purchase price of the line at the conclusion of the option period is $10 million.

About Cadiz Inc.

    Founded in 1983, Cadiz Inc. is a publicly-held renewable resources company that owns 70 square miles of property with significant water resources and clean energy potential in eastern San Bernardino County, California. The Company is engaged in a combination of water supply and storage and organic farming projects. In 2009 Cadiz adopted a wide-ranging “Green Compact” to implement environmental conservation and sustainable management practices at its properties. For more information about Cadiz, visit www.cadizinc.com.

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This release contains forward-looking statements that are subject to significant risks and uncertainties, including statements related to the future operating and financial performance of the Company and the financing activities of the Company.  Although the Company believes that the expectations reflected in our forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Factors that could cause actual results or events to differ materially from those reflected in the Company’s forward-looking statements include the Company’s ability to maximize value for Cadiz land and water resources, the Company’s ability to obtain new financing as needed, the receipt of positive feasibility and environmental approvals for the pipeline and water projects and other factors and considerations detailed in the Company’s Securities and Exchange Commission filings.